EXHIBIT 99(xi)

For Immediate Release
Contact: Graciela Moreno, 214-666-8364

SW CHINA IMPORTS TO ACQUIRE LOE & ASSOCIATES,
MEDICAL CANNABIS COLLECTIVE IN WASHINGTON STATE

DALLAS, TX, April 21, 2014 – SW China Imports, Inc. (SWCI: OTC/BB) signed an agreement to acquire Loe & Associates, a Washington State company that owns and operates a medical cannabis collective (Townsend Herbal Collective), CEO Graciela Moreno announced today.
The deal is subject to an audit of Loe & Associates for 2013. The purchase price is for 126 million shares of SW China Imports common stock. Ms. Moreno said she expects to complete the acquisition within 120 days. James Loe, the President and owner of Loe Associates will join the company as Senior Vice President/Chief Operating Officer immediately.
James will be in charge of opening a second collective in the same general area of Washington State as the Townsend facility. The expansion will also include a grow facility so that the Company can grow more of it own product and experiment with different levels of CBD concentration. It is anticipated that the new facility will be operating within the next 60 days.  Funding for the expansion is being provided by an existing line of credit. Until the closing of Loe & Associates the new facilities will be jointly owned by the Company and Loe & Associates.
Use of medical marijuana has been legal in Washington State since 1998, and the state legalized possession of up to one ounce of recreational marijuana last year. Loe &Associates has applied for a 502 license to sell recreational Marijuana when the regulations allow the sale. There is no guarantee that they will be granted that license, as the competition for 502 Licenses are very strong.
Loe & Associates opened Townsend Herbal Collective in Port Townsend, WA, in September 2013, and reported sales of $240,000 in the first seven months.  Port Townsend is 40 miles northwest of Seattle.
SW China Imports expects to begin construction of a growing facility and a second dispensary in Washington State next month. It currently employs three people in Port Townsend and plans to hire four more soon as soon as the second facility is completed.

Mr. Loe, 28, a native of Hillsboro, OR, was an all-state basketball star in high school who played for Eastern Washington University and Louisiana Tech University, where he studied psychology. He played professionally in France and Serbia before going into business in Washington State.

Forward-Looking Statements: This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. A statement containing words such as “anticipate,” “seek,” “intend,” “believe,” “estimate,” “expect,” “project,” “plan,” or similar phrases may be deemed “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Some or all of the events or results anticipated by these forward-looking statements may not occur. Factors that could cause or contribute to such differences include the future U.S. and global economies, the impact of competition, and the Company’s reliance on existing regulations and new regulations. SW China Imports, Inc., does not undertake any duty nor does it intend to update the results of these forward-looking statements.